Gibraltar

Second-Quarter 2004
Earnings Conference Call

July 29, 2004

KEN

Thank you, ___________.

We want to thank everyone for joining us on today's call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our second-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I'd like to turn the call over to Gibraltar's chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Good morning, everyone. On behalf of Henning Kornbrekke, our President; Dave Kay, our CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us.

This morning, I'm going to give you a general overview of the company.  After that, Dave Kay will provide some commentary on our financial performance, and Henning will then give you an operational review. Following that, we'll open the call to your questions.

As you read in our news release, our second quarter was far and away the best in Gibraltar's history, as our sales, net income, and earnings per share all rose well above our prior-best results.

For the first time, we drove our quarterly operating margin above our longstanding goal of ten percent - to 10.7%. This margin expansion highlights our strategies and our overall positioning. It is also a direct result of the critical mass we have established, which is helping to drive improved capacity utilization and internal operating synergies, and our long-standing focus to drive the business into higher value-added, high margin-generating activities.

These same factors have also contributed to our net income margin growing to 6.0%, surpassing our target of five percent, and is an all-time record.  Of equal importance, we believe these factors strengthen our ability to generate consistent performance in a variety of markets.

The second quarter - by every measure - was an outstanding one. And it's important to note that our performance was a direct result of the many steps we have taken over the last ten years to strategically reposition Gibraltar.

Our many initiatives to broaden and diversify our customer base, extend our reach into many of North America's fastest-growing geographic and metals-consuming markets, and our push into higher value-added, higher-margin areas like building products and heat treating has given us the ability to generate stronger and more consistent results.

All segments of our businesses generated double-digit sales increases in the second quarter, and even stronger improvements in operating income.

We had continued strong performances in many of our targeted high-growth areas, like ventilation products, structural connectors, and metal-joining and assembly services, to name a few.

Very importantly, we estimate that the majority of our second-quarter sales improvement came from higher unit volumes gained through market-share growth. The balance came from higher selling prices, which were largely the result of the unprecedented increase in steel prices.

Let me state that again - but in a slightly different way - performance in the second quarter was not just the result of steel prices going higher. It was a product of the steps we have taken - and continue to take - to make our business stronger.

As a result of our national manufacturing and distribution foot print, particularly in building products, where we have been able to generate internal or organic growth rates of approximately 15 % during the second quarter, compared to 14.5 % in the first quarter, through the increased utilization of available capacity.  This drives sales, profits and return on invested capital higher.

Our record-setting results in the second quarter and first half of 2004 come on the heels of our performance in 2003, when we also generated record sales and earnings. And during our first ten years as a public company, we generated record sales and earnings eight times, in spite of a severe and prolonged slowdown in the industrial economy.

We are clearly gaining momentum. In the first half of 2004, we have begun to utilize more of our existing capacity, and we are also capturing more of the sales, marketing, and operating synergies that we have throughout our company.

And even though this was our best quarterly performance - by a long shot - we have numerous internal and external initiatives underway that, over time, should continue to drive our results even higher.

PAUSE

Before I turn the call over to Dave and Henning, let me touch on a few highlights from the quarter and our recent acquisition of SCM:

- This was our first quarter with annualized sales at - or above - the $1 billion level.

- In the first half of 2004, we earned almost as much as we did in all of 2003, and we had record earnings last year.

- Our 10.7 % operating margin was more than a full percent higher than our prior quarterly best, in the third quarter of 2000, right before the recession hit.

- Our net income margin of 6.0 % was also a quarterly best, as the operating efficiencies we have extracted throughout the company allowed a greater share of our sales dollar to drop to the bottom line.

In short, we believe that our long-standing strategic focus is proving itself, we have the right people in the key positions at our company, and we are beginning to produce results that will continue to create increased shareholder value.

PAUSE

Let me tell you a little about our June 1 acquisition of SCM Metal Products.

SCM manufactures non-ferrous metal powders that are used in brazing pastes, roofing shingles, oil-less bearings, and friction products, among others.

SCM serves more than 100 customers, in a number of industries, including automotive, aerospace, electronics, and consumer products. It is an internationally recognized quality and technology leader. We see many synergistic opportunities to combine the expertise and experience in our heat-treating and processed steel products operations with SCM to build and strengthen our combined business.

Importantly, since nearly one-third of SCM's sales - which were $45 million in 2003 - go to customers in Europe, Asia, and Central and South America, we now have an established presence in a number of international markets, which is an area that we are more actively targeting for future growth.

The SCM acquisition is consistent with our strategy of finding fragmented, high-growth niche markets where Gibraltar can become a market leader, as we have in mailboxes, ventilation products, heat treating and cold-rolled strip steel.

SCM was our 21st acquisition in the last nine years - and our third thus far in 2004 - and there are many additional acquisition opportunities in every part of our company.

At this point, I'll turn the call over to Dave and Henning, who will provide a more detailed review of our second-quarter results, and give you a better sense of our outlook for the third quarter.

Dave.

DAVE

Thanks, Brian.

As Brian has already reported, the second quarter was an outstanding one for us not only in terms of sales but operating profit, net income and earnings per share as well.  The $.78 cents per share earnings number represents not only a new quarterly record for Gibraltar, but a 53 % increase from the second quarter of last year.

All of our operating segments saw double-digit sales increases from a year ago.  What makes this so significant is that a large portion of the increase resulted from higher levels of business activity and increased unit shipping volumes. Exclusive of acquisition activity, sales in the quarter were up $48.9 million dollars from the second quarter of 2003.

Operating income in the quarter increased by nearly 60 % from $17.3 million in the second quarter of last year to $27.6 million this year.  Selling, general and administrative expenses amounted to $30.7 million dollars or 11.9 % of sales this year, compared to $23.2 million, or 11.4% of sales, in the same quarter last year.  This increase, not only in terms of dollars but percentages as well, resulted primarily from the costs associated with running a larger and more complex business, increased levels of incentive compensation associated with improved unit operating performance, and significant increases in the estimated costs associated with compliance efforts under the Sarbanes-Oxley Act.

Interest expense during the quarter decreased slightly as a result of lower average borrowing levels when compared to amounts outstanding in last year's second quarter.

Our net return on sales during the quarter amounted to 6.0 % compared to 4.1 % a year ago.

From a cash flow perspective, EBITDA amounted to $34.8 million dollars in the quarter and $59.5 million year-to-date.  During the quarter, we used approximately $41.5 million of cash to make the SCM acquisition, and $10.2 million for increases in working capital.  We had net borrowings under our credit agreements of approximately $39 million dollars, which was used primarily to fund the SCM acquisition.  Capital spending amounted to $4.8 million during the quarter and $10.3 million year-to-date.  Capital spending during the second half of the year is currently estimated to be in the range of $7.0 to $8.0 million dollars, bringing the total for the entire year to approximately $17 to $18 million.

During the quarter, we were able to term out a portion of our revolving credit facility at attractive long-term rates.  We entered into a $75-million dollar seven-year term, private placement arrangement at an all-in coupon rate of 5.75%.  We drew down $25 million on the date of closing and will draw down the balance of $50 million at specified dates and amounts which coincide with the expiration of several interest rate swaps we currently have outstanding.  The amount drawn down was used to reduce outstandings under the revolver.  Future draw downs will be used for general corporate purposes, including growth opportunities and potential acquisitions.

We continue to explore optimizing the debt component of our capital structure in light of our long-term growth and acquisition plans.   We anticipate completing a restructuring of    our existing revolving credit facility during the third quarter with the goal of providing us with maximum flexibility at a lower cost.

Now I will turn the call over to Henning for an analysis of operations.

HENNING

Thanks, Dave.

Gibraltar's net sales for the quarter were $257 million, up 27 % from a year ago.  Gross margins improved to 22.6%, up 2.7 percentage points from last year, with operating margins growing to 10.7%, up 2.2 percentage points from last year.

Inventory turns were 5.64 v. 4.86 last year and receivables were approximately constant at 52.4 DSO.

Segment performance indicates that:

Our Processed Steel Group's sales were $89.3 million, up 28.4 % from the previous year.  The increase was a result of market share gains and higher material pricing.  Gross margins improved by approximately one percentage point and operating margins improved by 2.6 percentage points to 11.7%, a function of increased manufacturing efficiencies and lower SG&A costs.

Our Building Products Group experienced a net sales increase of 22.1 % to $136.7 million.  The growth is primarily attributed to market share gains with a number of our operations, plus, to a lesser extent, the full quarter participation of Air Vent.  Gross margins were 26.6%, up 3.7 percentage points from the previous year, driven by higher unit volume efficiencies and manufacturing consolidations.  Operating margins escalated to 14.8%, up 2.8 percentage points from the previous year, a function of higher gross margins offset by higher SG&A cost associated with the branch structure of CMI.

Our Heat Treat Group, including one month with our newest acquisition SCM, generated a net sales increase of 43.6%.  The return of a stronger manufacturing environment, aggressive marketing, and new programs with Ford and GM were responsible for the growth.  Gross margins grew by 4.1 percentage points to 24%, a function of higher volumes and reduced operating expenses.  Operating margins were 15.3%, up 4.7 percentage points, due to higher gross margins and tight SG&A controls.

At this point, let me provide some commentary on our outlook for the third quarter and balance of the year.

The automotive business, while experiencing a slowdown in June, remains on pace for another strong year, with sales estimated to be in the 16 to 17-million unit range in 2004. It is important to note that we continue to diversify our customer mix in this area, by expanding our presence with the transplant auto makers and their suppliers.

The housing market, new and existing, remains strong, which fuels continued spending on household goods. This, coupled with our new product introductions, geographic expansion, better penetration with existing customers, and new customer activities is spurring double-digit sales and earnings increases in our building products business.

With the industrial economy continuing to gain strength, volumes in our heat-treating business are rebounding nicely, driving large improvements in our operating margins.

As we've discussed on this and other quarterly conference calls, we have numerous programs underway to grow the sales and improve the operating efficiency in this - and every - part of our company.

These initiatives are helping to offset the volatility in the steel supply markets, which has not abated.  We are continuing to manage this issue carefully.

With that as a backdrop, looking ahead, we expect our third-quarter earnings per share will be in the range of $.61 to $.65, compared to $.49 in the third quarter of 2003, even though there are approximately 22 % more shares outstanding in 2004.

This would result in a 51 % to 60 % increase in net income.

It is also important to note that our growth historically slows somewhat in the third quarter, as a result of model year changeovers in the auto industry and seasonal slowing in the building industry.

Nonetheless, we expect continued strong performance in the third quarter.

At this point, I'll turn the call back over to Brian.

 BRIAN

Thanks, Henning.

Before we open the call to your questions, let me make a few final comments.

Our metals suppliers have continued to push for and receive increased overall selling prices, and additional increases were announced in early to mid July. While material availability has improved slightly, it remains tight. Fortunately, our supply arrangements are allowing us to satisfy our existing customer requirements and grow our business, while generating a strong performance.

Against this backdrop, our ability to source material, to meet the needs of our customers, and our ability to significantly expand our margins through internal operational efficiency improvements continues to strengthen Gibraltar.

Our longstanding efforts to build a company that can produce consistent and improving results in a wide variety of economic and metals pricing climates is clearly paying off.

For ten consecutive quarters, we have generated quarter-over-quarter improvements in both sales and earnings. And as Henning said, we expect to build on that trend in the third quarter.

More importantly, the critical mass that we now have in every area of our company - and the momentum we are building in our efforts to improve our operating efficiency - have clearly brought us to an "inflection point," which has transformed the trajectory of our growth.

While we are proud of our second-quarter performance, we see many additional opportunities to build Gibraltar into an even larger, stronger, and more valuable company for its shareholders, customers, and employees.

That concludes our prepared comments. At this point, we'll be glad to answer your questions.

Q&A Session

Thank you for joining us this morning, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.